Exhibit 2(p)

CERTIFICATE OF INITIAL SHAREHOLDER

Merrill Lynch Investment Managers L.P., the holder of shares of common stock indicated below of S&P 500® Covered Call Fund Inc., a Maryland Corporation (the “Fund”), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of tendering or reselling any portion thereof.

Merrill Lynch Investment Managers L.P.

By: Princeton Services, Inc., its general partner

By:	/s/ Donald C. Burke

	Name:	Donald C. Burke
	Title:	Vice President, Secretary and Treasurer
	Date:	March 15, 2005

Aggregate Purchase

Name of Shareholder	Name of Fund	Number of Shares	Amount
Merrill Lynch Investment Managers, L.P.	S&P 500® Covered Call Fund Inc.	5,236	$100,008